Cablevisón Holding S.A. F-6 POS

Exhibit 99(a)

EXECUTION VERSION

– i

23.	Amendment and Restatement of Prior Deposit Agreement	17
TESTIMONIUM		2
SIGNATURES		2

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Page

EXHIBIT A

FORM OF FACE OF GDR	A-1
Introductory Paragraph	A-1
(1) Issuance of GDSs	A-2
(2) Withdrawal of Deposited Securities	A-3
(3) Transfers, Split-Ups and Combinations of GDRs	A-3
(4) Certain Limitations	A-4
(5) Liability for Taxes, Duties and Other Charges	A-5
(6) Disclosure of Interests	A-6
(7) Charges of Depositary	A-6
(8) Available Information	A-9
(9) Execution	A-10
Signature of Depositary	A-10
Address of Depositary’s Office	A-10
FORM OF REVERSE OF GDR	A-11
(10) Distributions on Deposited Securities	A-11
(11) Record Dates	A-13
(12) Voting of Deposited Securities	A-13
(13) Changes Affecting Deposited Securities	A-15
(14) Exoneration	A-16
(15) Resignation and Removal of Depositary; the Custodian	A-19
(16) Amendment	A-20
(17) Termination	A-21
(18) Appointment; Acknowledgements and Agreements	A-22
(19) Waiver	A-22
(20) Registration of Shares; Argentine Share Registrar; Share Register	A-23
(21) Elective Distributions in Cash or Shares	A-24
(22) Redemption	A-25
(23) Jurisdiction	A-25

– iii

AMENDED AND RESTATED DEPOSIT AGREEMENT, dated as of ___________ ___, 2022 (the “Deposit Agreement”), among CABLEVISIÓN HOLDING S.A. and its successors (the “Company”), JPMORGAN CHASE BANK, N.A., as depositary hereunder (the “Depositary”), and all Holders (defined below) from time to time of Global Depositary Receipts issued hereunder evidencing Global Depositary Shares (“GDSs”) that confer upon the Holders the contractual rights and obligations set forth herein. The Company hereby appoints the Depositary as depositary for the Deposited Securities (defined below) and hereby authorizes and directs the Depositary to act in accordance with the terms set forth in this Deposit Agreement. All capitalized terms used herein have the meanings ascribed to them in Section 1 or elsewhere in this Deposit Agreement.

WHEREAS, the Company and the Depositary entered into a Deposit Agreement, dated as of August 28, 2017 (the “Prior Deposit Agreement”) for the purposes set forth therein, for the creation of global depositary shares representing the Shares so deposited and for the execution and delivery of global depositary receipts (“Prior Receipts”) evidencing the global depositary shares;

WHEREAS, pursuant to the terms of the Prior Deposit Agreement, the Company and the Depositary wish to amend and restate the Prior Deposit Agreement and the Prior Receipts;

NOW THEREFORE, in consideration of the premises, subject to Section 23 hereof, the parties hereto hereby amend and restate the Prior Deposit Agreement and the Prior Receipts in their entirety as follows:

1.            Certain Definitions.

(a)         “BYMA” means the Bolsas y Mercados Argentinos S.A.

(b)         “Caja” means the Caja de Valores, S.A. or any successor central securities depository organized under the laws of Argentina. Caja also serves as the Company’s Share registrar and maintains the shareholder register in which ownership of the Shares is registered.

(c)          “Central Bank” means the Banco Central de la República de Argentina, or any successor governmental agency in Argentina

(d)         “CNV” means the Comisión Nacional de Valores, the Argentine National Securities Commission, or any successor governmental agency in Argentina.

(e)         “Custodian” means the agent or agents of the Depositary (singly or collectively, as the context requires) and any additional or substitute Custodian appointed pursuant to Section 9.

(f)           The terms “deliver”, “execute”, “issue”, “register”, “surrender”, “transfer” or “cancel”, when used with respect to Direct Registration GDRs, shall refer to an entry or entries or an electronic transfer or transfers in the Direct Registration System, and, when used with respect to GDRs in physical certificated form, shall refer to the physical delivery, execution, issuance, registration, surrender, transfer or cancellation of certificates representing the GDRs.

(g)          “Delivery Order” is defined in Section 3.

(h)         “Deposited Securities” as of any time means all Shares at such time deposited under this Deposit Agreement and any and all other Shares, securities, property and cash at such time held by the Depositary or the Custodian in respect or in lieu of such deposited Shares and other Shares, securities, property and cash. Deposited Securities are not intended to, and shall not, constitute proprietary assets of the Depositary, the Custodian or their nominees. Beneficial ownership in Deposited Securities is intended to be, and shall at all times during the term of the Deposit Agreement continue to be, vested in the Holders of the GDSs representing such Deposited Securities.

(i)           “Direct Registration System” means the system for the uncertificated registration of ownership of securities established by The Depository Trust Company (“DTC”) and utilized by the Depositary pursuant to which the Depositary may record the ownership of GDRs without the issuance of a certificate, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto. For purposes hereof, the Direct Registration System shall include access to the Profile Modification System maintained by DTC which provides for automated transfer of ownership between DTC and the Depositary.

(j)          “Eligible Securities” mean sovereign bonds of any series issued by the Republic of Argentina or any Province of Argentina or any other type of securities that have adequate liquidity in the Argentine securities markets and can be delivered to the Depositary and transferred outside of Argentina for resale for U.S. dollars in over the counter transactions or in self-regulated markets in the United States of America.

(k)          “GDR Register” is defined in paragraph (3) of the form of GDR.

(l)           “GDRs” mean the Global Depositary Receipts issued, executed and delivered by the Depositary hereunder outside of Argentina and under New York law. GDRs may be either in physical certificated form or Direct Registration GDRs (as hereinafter defined). GDRs in physical certificated form, and the terms and conditions governing the Direct Registration GDRs, shall be substantially in the form of Exhibit A annexed hereto (as the same may be amended from time to time, the “form of GDR”). The term “Direct Registration GDR” means a GDR, the ownership of which is recorded on the Direct Registration System. References to “GDRs” shall include certificated GDRs and Direct Registration GDRs, unless the context otherwise requires. The form of GDR is hereby incorporated herein and made a part hereof; the provisions of the form of GDR shall be binding upon the parties hereto. Holders of GDRs shall have only those contractual rights expressly set forth herein and in the form of GDR, and shall not have any other rights of any kind.

(m)        Subject to paragraph (13) of the form of GDR (Changes Affecting Deposited Securities), each “GDS” evidenced by a GDR confers upon the Holder of such GDR the contractual rights and obligations set forth herein and in the form of GDR, including, without limitation, the right to cancel said GDS and to receive, for each GDS properly surrendered for cancellation, the number of Shares specified in the form of GDR attached hereto as Exhibit A (as amended from time to time) that are on deposit with the Depositary and/or the Custodian and a pro rata share in any other Deposited Securities, subject, in each case, to the terms of this Deposit Agreement and the GDSs. The GDS(s)-to-Share(s) ratio is subject to amendment as provided in the form of GDR (which may give rise to fees contemplated in paragraph (7) thereof (Charges of Depositary)).

(n)         “Holder” means the person or persons in whose name a GDR is registered on the GDR Register. For all purposes under the Deposit Agreement and the GDRs, no persons other than Holders shall have any contractual or other rights under this Deposit Agreement or the GDRs, including without limitation the right to receive any benefits under this Deposit Agreement. For purposes of this Deposit Agreement, a “person” shall include, without limitation, an individual, a corporation, partnership, limited liability company, association, trust, unincorporated organization, or other legal entity or organization, or a government body. For the avoidance of doubt, a Holder is not, and will not be deemed to be, a shareholder of the Company and, accordingly, it will not be entitled to the same legal standing as a holder of Shares duly registered in the share stock registry of the Company.

(o)         “Securities Act of 1933” means the United States Securities Act of 1933, as from time to time amended.

(p)         “Securities Exchange Act of 1934” means the United States Securities Exchange Act of 1934, as from time to time amended.

(q)         “Shares” mean the class B shares of common stock of the Company, and shall include the rights to receive Shares specified in paragraph (1) of the form of GDR.

(r)          “Transfer Office” is defined in paragraph (3) of the form of GDR.

(s)          “Withdrawal Order” is defined in Section 6.

2.            GDRs. (a) GDRs in certificated form shall be printed or otherwise reproduced at the discretion of the Depositary in accordance with its customary practices in its American depositary receipt business, or at the request of the Company typewritten and photocopied on plain or safety paper, and shall be substantially in the form set forth in the form of GDR, with such changes as may be required by the Depositary or the Company to comply with their obligations hereunder, any applicable law, regulation or usage or to indicate any special limitations or restrictions to which any particular GDRs are subject. GDRs may be issued in denominations of any number of GDSs. GDRs in certificated form shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary. GDRs in certificated form bearing the facsimile signature of anyone who was at the time of execution a duly authorized officer of the Depositary shall bind the Depositary, notwithstanding that such officer has ceased to hold such office prior to the delivery of such GDRs.

(b)         Direct Registration GDRs. Notwithstanding anything in this Deposit Agreement or in the form of GDR to the contrary, GDSs shall be evidenced by Direct Registration GDRs, unless certificated GDRs are specifically requested by the Holder.

(c)          Terms and conditions of the GDRs. Holders shall be bound by the terms and conditions of this Deposit Agreement and of the form of GDR, regardless of whether their GDRs are Direct Registration GDRs or certificated GDRs.

3.            Deposit of Shares.

(a)         Registration. In connection with the deposit of Shares hereunder, the Depositary or the Custodian may require the following in a form satisfactory to it: (i) a written order directing the Depositary to issue to, or upon the written order of, the person or persons designated in such order a Direct Registration GDR or GDRs evidencing the number of GDSs to which such person is entitled on account of such deposited Shares (a “Delivery Order”); (ii) proper endorsements or duly executed instruments of transfer in respect of such deposited Shares; (iii) instruments assigning to the Depositary, the Custodian or a nominee of either any distribution on or in respect of such deposited Shares or indemnity therefor; and (iv) proxies entitling the Custodian to vote such deposited Shares.

(b)         Registration of Deposited Securities. For so long as Caja maintains the register of the Shares for the Company, Shares may be so deposited through the electronic transfer of such Shares to the account maintained by the Custodian for such purpose at Caja. As soon as practicable after the Custodian receives Deposited Securities pursuant to any such deposit or pursuant to paragraphs (10) (Distributions on Deposited Securities) or (13) (Changes Affecting Deposited Securities) of the form of GDR, the Custodian shall present such Deposited Securities for registration of transfer into the name of the Depositary, the Custodian or a nominee of either, in each case for the benefit of Holders, to the extent such registration is practicable, including in an account of the Custodian maintained at Caja for such purpose, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made), and shall obtain evidence satisfactory to it of such registration. Deposited Securities shall be held by the Custodian for the account and to the order of the Depositary for the benefit of Holders of GDRs (to the extent not prohibited by law) at such place or places and in such manner as the Depositary shall determine. Notwithstanding anything else contained herein, in the form of GDR and/or any outstanding GDSs, the Depositary, the Custodian and their respective nominees are intended to be, and shall at all times during the term of the Deposit Agreement be, the record holder(s) only of the Deposited Securities underlying the GDSs for the benefit of the Holders. The Depositary, on its own behalf and on behalf of the Custodian and their respective nominees, disclaims any beneficial ownership interest in the Deposited Securities held on behalf of the Holders.

(c)          Delivery of Deposited Securities. Deposited Securities may be delivered by the Custodian to any person only under the circumstances expressly contemplated in this Deposit Agreement. To the extent that the provisions of or governing the Shares make delivery of certificates therefor impracticable, Shares may be deposited hereunder by such delivery thereof as the Depositary or the Custodian may reasonably accept, including, without limitation, by causing them to be credited to an account maintained by the Custodian for such purpose with the Company or an accredited intermediary, such as a bank, acting as a registrar for the Shares, together with delivery of the documents, payments and Delivery Order referred to herein to the Custodian or the Depositary.

Each of the Depositary and the Company hereby confirms to the other that for as long as this Deposit Agreement is in effect, it shall use its reasonable efforts to furnish the CNV, the BYMA and the Central Bank, at any time and within the period that may be determined, with any information and documents related to the GDR program created by this Deposit Agreement and the GDSs issued hereunder that any of those agencies or entities requires or requests be furnished, to the extent that information is available to it and can be furnished without unreasonable effort and expense and that disclosure of that information is permitted under applicable law.

Each of the Depositary, the Company and the Custodian are hereby authorized to release such information or documents and any other information as required by local regulation, law or regulatory body request in each case only after consultation between the Company and the Depositary. In the event that the Depositary or the Custodian shall be advised in writing by reputable independent Argentine counsel that the Depositary could be subject to criminal, or material, as reasonably determined by the Depositary, civil liabilities as a result of the Company having failed to provide such information or documents reasonably available only through the Company, the Depositary shall have the right to terminate this Deposit Agreement, upon at least 45 days’ (or such lesser period as to ensure that the Depositary is not subject to criminal or material civil liabilities) prior written notice to the Holders and the Company. The effect of any such termination of this Deposit Agreement shall be as provided in paragraph (17) of the form of GDR.

4.            Issue of GDRs. After any such deposit of Shares, the Custodian shall notify the Depositary of such deposit and of the information contained in any related Delivery Order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by SWIFT, telex, electronic or facsimile transmission. After receiving such notice from the Custodian, the Depositary, subject to this Deposit Agreement, shall properly issue at the Transfer Office, to or upon the order of any person named in such notice, a GDR or GDRs registered as requested and evidencing the aggregate GDSs to which such person is entitled.

5.            Distributions on Deposited Securities. To the extent that the Depositary determines in its discretion that any distribution pursuant to paragraph (10) of the form of GDR (Distributions on Deposited Securities) is not practicable with respect to any Holder, the Depositary may make such distribution as it so deems practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as Deposited Securities with respect to such Holder’s GDRs (without liability for interest thereon or the investment thereof). Subject to the Company’s rights under paragraph 10(e) of the form of GDR, at the Depositary’s sole discretion, to the extent the Depositary does not reasonably believe it will be permitted by applicable law, rule or regulation (including, but not limited to, Central Bank regulations) to convert Argentine pesos into U.S. Dollars and distribute such U.S. Dollars to some or all Holders, the Depositary may in its discretion distribute the foreign currency received by the Depositary in Argentina to, or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Holders entitled to receive the same. To the extent the Depositary holds such foreign currency, any and all costs and expenses related to, or arising from, the holding of such foreign currency shall be paid from such foreign currency thereby reducing the amount so held hereunder.

6.            Withdrawal of Deposited Securities. In connection with any surrender of a GDR for withdrawal of the Deposited Securities represented by the GDSs evidenced thereby, the Depositary may require proper endorsement in blank of such GDR (or duly executed instruments of transfer thereof in blank) and the Holder’s written order directing the Depositary to cause the Deposited Securities represented by the GDSs evidenced by such GDR to be withdrawn and delivered to, or upon the written order of, any person designated in such order (a “Withdrawal Order”). Directions from the Depositary to the Custodian to deliver Deposited Securities shall be given by letter, first class airmail postage prepaid, or, at the request, risk and expense of the Holder, by SWIFT, telex, electronic or facsimile transmission. Delivery of Deposited Securities may be made by electronic delivery through Caja or institutions that maintain accounts at Caja to an account of, or a different account upon the order of, the person designated in such Withdrawal Order to the extent such delivery may be so effected or by such other means as the Depositary may deem practicable, including, without limitation, by transfer of record ownership thereof to an account designated in the Withdrawal Order maintained either by the Company or an accredited intermediary, such as a bank, acting as a registrar for the Deposited Securities.

7.            Substitution of GDRs. The Depositary shall execute and deliver a new Direct Registration GDR in exchange and substitution for any mutilated certificated GDR upon cancellation thereof or in lieu of and in substitution for such destroyed, lost or stolen certificated GDR, unless the Depositary has notice that such GDR has been acquired by a bona fide purchaser, upon the Holder thereof filing with the Depositary a request for such execution and delivery and a sufficient indemnity bond and satisfying any other reasonable requirements imposed by the Depositary.

8.            Cancellation and Destruction of GDRs; Maintenance of Records. All GDRs surrendered to the Depositary shall be cancelled by the Depositary. The Depositary is authorized to destroy GDRs in certificated form so cancelled in accordance with its customary practices.

The Depositary agrees to maintain or cause its agents to maintain records of all GDRs surrendered and Deposited Securities withdrawn under Section 6 hereof and paragraph (2) of the form of GDR, substitute GDRs delivered under Section 7 hereof, and canceled or destroyed GDRs under this Section 8, in keeping with the procedures ordinarily followed by stock transfer agents located in the United States or as required by the laws or regulations governing the Depositary.

9.            The Custodian. Any Custodian in acting hereunder shall be subject to the directions of the Depositary and shall be responsible solely to it. The Depositary reserves the right to add, replace or remove a Custodian. The Depositary will give prompt notice to the Company of any such action, which will be advance notice if practicable.

Any Custodian may resign from its duties hereunder by providing at least 30 days’ prior written notice to the Depositary. The Depositary may discharge any Custodian at any time upon notice to the Custodian being discharged. Any Custodian ceasing to act hereunder as Custodian shall deliver, upon the instruction of the Depositary, all Deposited Securities held by it to a Custodian continuing to act. If upon the effectiveness of such resignation there would be no Custodian acting hereunder, the Depositary shall endeavor, prior to the effectiveness of such resignation, to use commercially reasonable efforts to appoint a substitute custodian or custodians, each of which shall thereafter be a Custodian hereunder. Notwithstanding anything to the contrary contained in this Deposit Agreement (including the GDRs) and subject to the further limitations set forth in subparagraph (q) of paragraph (14) of the form of GDR (Exoneration), the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that any Holder has incurred liability directly as a result of the Custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located.

10.         Lists of Holders. The Company shall have the right to inspect transfer records of the Depositary and its agents and the GDR Register, take copies thereof and require the Depositary and its agents to supply copies of such portions of such records as the Company may request. The Depositary or its agent shall furnish to the Company promptly upon the written request of the Company, a list of the names, addresses and holdings of GDSs by all Holders as of a date within seven days of the Depositary’s receipt of such request.

11.         Depositary’s Agents. The Depositary may perform its obligations under this Deposit Agreement through any agent appointed by it, provided that the Depositary shall notify the Company of such appointment and shall remain responsible for the performance of such obligations as if no agent were appointed, subject to paragraph (14) of the form of GDR.

12.         Successor Depositary. The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided. The Depositary may at any time be removed by the Company by providing no less than 60 days’ prior written notice of such removal to the Depositary, such removal to take effect the later of (i) the 60th day after such notice of removal is first provided and (ii) the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided. Notwithstanding the foregoing, if upon the resignation or removal of the Depositary a successor depositary is not appointed within the applicable 60-day period (in the case of resignation or removal) as specified in paragraph (17) of the form of GDR, then the Depositary may elect to terminate this Deposit Agreement and the GDR and the provisions of said paragraph (17) shall thereafter govern the Depositary’s obligations hereunder. In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use commercially reasonable efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, The City of New York. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor. The predecessor depositary, only upon payment of all sums due to it and on the written request of the Company, shall (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than its rights to indemnification and fees owing, each of which shall survive any such removal and/or resignation), (ii) duly assign, transfer and deliver all right, title and interest to the Deposited Securities to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding GDRs. Any such successor depositary shall promptly mail notice of its appointment to such Holders. Any bank or trust company into or with which the Depositary may be merged or consolidated, or to which the Depositary shall transfer substantially all its American depositary receipt business, shall be the successor of the Depositary without the execution or filing of any document or any further act.

13.         Reports. On or before the first date on which the Company makes any communication generally available to holders of Deposited Securities or any securities regulatory authority or stock exchange, by publication or otherwise, that would require, or result in, the Depositary taking action under this Deposit Agreement (e.g. voting, dividends, etc.), the Company shall transmit to the Depositary a copy thereof in English or with an English translation or summary. The Company has delivered to the Depositary, the Custodian and any Transfer Office, a copy of all provisions of or governing the Shares and any other Deposited Securities issued by the Company and, promptly upon any change thereto, the Company shall deliver to the Depositary, the Custodian and any Transfer Office, a copy (in English or with an English translation) of such provisions as so changed. The Depositary and its agents may rely upon the Company’s delivery of all such communications, information and provisions for all purposes of this Deposit Agreement and the Depositary shall have no liability for the accuracy or completeness of any thereof.

14.         Additional Shares and Eligible Securities. The Company agrees with the Depositary that neither the Company nor any company controlling, controlled by or under common control with the Company shall (a) offer or issue (i) additional Shares, (ii) rights to subscribe for Shares, (iii) securities convertible into or exchangeable for Shares or (iv) rights to subscribe for any such securities, (b) deposit any Shares under this Deposit Agreement, or (c) deliver a cash dividend or distribution to the Depositary in the form of Eligible Securities, except, in each case, under circumstances complying in all respects with the registration requirements of the Securities Act of 1933 or by relying on an available exception thereunder. In the event of any issuance of additional securities the Company shall have no obligation to register such additional securities under the Securities Act of 1933 and, in lieu thereof, may rely on one or more exemptions from such registration. At the reasonable request of the Depositary where it deems necessary, the Company will furnish the Depositary with legal opinions, in forms and from counsels reasonably acceptable to the Depositary, dealing with such issues requested by the Depositary. The Depositary will not knowingly accept for deposit hereunder any Shares required to be registered under the Securities Act of 1933 unless a registration statement is in effect and will use reasonable efforts to comply with written instructions of the Company not to accept for deposit hereunder any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company’s compliance with the requirements of the laws, rules and regulations of Argentina and the United States, including but not limited to, the Securities Act of 1933 and the rules and regulations promulgated thereunder.

15.         Indemnification.

(a)         Indemnification by the Company. The Company shall indemnify, defend and save harmless each of the Depositary, the Custodian and their respective directors, officers, employees, agents and affiliates, in each case acting hereunder in their capacities as such on the Depositary’s or Custodian’s behalf under this Deposit Agreement, against any loss, liability or expense (including reasonable fees and expenses of counsel) which may arise out of acts performed or omitted, in connection with the provisions of this Deposit Agreement and of the GDRs, as the same may be amended, modified or supplemented from time to time in accordance herewith (i) by either the Depositary or a Custodian or their respective directors, officers, employees, agents and affiliates, including without limitation any sale of, or inability to sell, any Eligible Securities and the distribution of (or inability to distribute) the net proceeds of any such sale to the Holders; provided, however, that no party seeking indemnification from the Company pursuant to this subsection (i) shall be entitled thereto to the extent the loss, liability or expense for which indemnification is to be sought directly arose out of the negligence or willful misconduct of such party acting hereunder in its capacity as Depositary, Custodian, or as director, officer, employee, agent or affiliate of either of them (as applicable), or (ii) by the Company or any of its directors, officers, employees, agents and affiliates, including without limitation any purchase of Eligible Securities by the Company and delivery or distribution thereof to the Depositary.

The indemnities set forth in the preceding paragraph shall also apply to any liability or expense which may arise out of any misstatement or alleged misstatement or omission or alleged omission in any registration statement, proxy statement, prospectus (or placement memorandum), or preliminary prospectus (or preliminary placement memorandum) relating to the offer, issuance, withdrawal or sale of GDSs or the deposit of Shares in connection therewith, except to the extent any such liability or expense arises out of (i) information relating to the Depositary or its agents (other than the Company), as applicable, furnished in writing by the Depositary expressly for use in any of the foregoing documents and not changed or altered by the Company or any other person (other than the Depositary) or (ii) if such information is provided, the failure to state a material fact therein necessary to make the information provided, in light of the circumstance under which provided, not misleading.

(b)         Indemnification by the Depositary. Subject to the limitations provided for in Section 15(c) below, the Depositary shall indemnify, defend and save harmless the Company against any direct loss, liability or expense (including reasonable fees and expenses of counsel) incurred by the Company in respect of this Deposit Agreement to the extent such loss, liability or expense is due to the negligence or willful misconduct of the Depositary.

(c)          Special Damages or Lost Profits. Notwithstanding any other provision of this Deposit Agreement or the GDRs to the contrary, neither the Depositary and its agents, on the one hand, nor the Company and its agents, on the other hand, shall be liable to the other for any indirect, special, punitive or consequential damages (excluding reasonable fees and expenses of counsel) or lost profits, in each case of any form (collectively, “Special Damages”) incurred by any of them or by any other person (including, without limitation, Holders), or for any fees or expenses of counsel in connection therewith, in each case whether or not such Special Damages are foreseeable and regardless of the type of action in which a claim for Special Damages may be brought; provided, however, that (i) notwithstanding the foregoing, and for the avoidance of doubt, the Depositary and its agents shall be entitled to indemnification from the Company for all reasonable legal fees and expenses incurred by the Depositary and/or its agents in defending against any claim for Special Damages and (ii) to the extent Special Damages arise from or out of a claim brought by a Holder or a third party against the Depositary or any of its agents, the Depositary and its agents shall be entitled to full indemnification from the Company for all such Special Damages, and reasonable fees and expenses of counsel in connection therewith; provided, however, that no party seeking indemnification for Special Damages from the Company pursuant to this subsection (ii) shall be entitled thereto to the extent the Special Damages for which indemnification is to be sought directly arose out of the gross negligence or willful misconduct of such party acting hereunder in its capacity as Depositary or agent for the Depositary (as applicable).

(d)         Survival. The obligations set forth in this Section 15 shall survive the termination of this Deposit Agreement and the succession or substitution of any indemnified person.

16.         Notices.

(a)         Notice to Holders. Notice to any Holder shall be deemed given when first mailed, first class postage prepaid, to the address of such Holder on the GDR Register or received by such Holder. Failure to notify a Holder or any defect in the notification to a Holder shall not affect the sufficiency of notification to other Holders. The Depositary’s only notification obligations under this Deposit Agreement and the GDRs shall be to Holders. The Depositary shall have no obligation to provide any notices under this Deposit Agreement to any beneficial owner of interests in GDSs or GDRs or any other person. Holders shall be responsible for providing any notices received hereunder to any persons on whose behalf such Holders are holding GDSs and GDRs.

(b)         Notice to the Depositary or the Company. Notice to the Depositary or the Company shall be deemed given when first received by it at the address or facsimile transmission number set forth below in (i) or (ii), respectively, or by electronic transmission to the e-mail address set forth below, or at such other address, facsimile transmission number or e-mail address as either may specify to the other by written notice:

(i)	JPMorgan Chase Bank, N.A. 383 Madison Avenue, Floor 11 New York, New York 10179 Attention: Depositary Receipts Group Fax: (302) 220-4591 E-mail Address: DR_Global_CSM@jpmorgan.com

(ii)	Cablevisión Holding S.A.
Tacuarí 1842 (1139), Floor 4
Buenos Aires, Argentina
Attention: Sebastián Bardengo, Chairman of the Board of Directors/ Samantha Olivieri
Fax: +54 11 4309 7665
E-mail Address: sbardengo@cvh.com.ar/ solivieri@cvh.com.ar

Delivery of a notice by means of electronic messaging shall be deemed to be effective at the time of the initiation of the transmission by the sender (as shown on the sender’s records) to the email address set forth above, notwithstanding that the intended recipient retrieves the message at a later date, fails to retrieve such message, or fails to receive such notice on account of its failure to maintain the designated e-mail address, its failure to designate a substitute e-mail address or for any other reason.

17.         Miscellaneous. This Deposit Agreement is for the exclusive benefit of the Company, the Depositary, the Holders, and their respective successors hereunder, and, except to the extent specifically set forth in Section 15 of this Deposit Agreement, shall not give any legal or equitable right, remedy or claim whatsoever to any other person. Without limiting the generality of the foregoing, none of the Depositary, the Company or any of their respective directors, officers, employees, agents or affiliates will have any obligation or be subject to any liability under this Deposit Agreement or any GDR to any person having a beneficial ownership interest in any GDSs or any other person, unless, and only to the limited extent, such person is a Holder. The Holders from time to time shall be parties to this Deposit Agreement and shall be bound by all of the provisions hereof. Neither the beneficial owners of interests in GDRs and/or GDSs nor any other persons shall have any rights of any kind under this Deposit Agreement or any GDR, except to the extent such person is a Holder. Any and all rights under this Deposit Agreement and the GDRs shall rest solely with the Company, the Depositary, those persons covered by Section 15 hereof (whose rights shall not be limited to those set forth in said Section 15) and Holders (whose rights shall be limited to the contractual rights expressly set forth herein and in the GDRs).

If any provision of this Deposit Agreement or the CDRs is, or becomes, invalid, illegal or unenforceable in any respect, the remaining provisions shall in no way be affected thereby. This Deposit Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument. Delivery of an executed signature page of this Deposit Agreement by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof.

18.         Governing Law; Consent to Jurisdiction.

(a)         The Deposit Agreement, the GDSs and the GDRs shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the application of the conflict of law principles thereof.

(b)         By the Company. The Company irrevocably agrees that any legal suit, action or proceeding against the Company brought by the Depositary or any Holder, arising out of or based upon this Deposit Agreement or the transactions contemplated hereby, may be instituted in any state or federal court in the Borough of Manhattan, New York, New York, and irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The Company also irrevocably agrees that any legal suit, action or proceeding against the Depositary brought by the Company, arising out of or based upon this Deposit Agreement or the transactions contemplated hereby, may only be instituted in a state or federal court in the Borough of Manhattan, New York, New York. Notwithstanding the foregoing, any action against the Company based on this Deposit Agreement or the transactions contemplated hereby may be instituted by the Depositary in any competent court in the Republic of Argentina and/or the United States.

(c)          By Holders. By holding a GDS or an interest therein, Holders each irrevocably agree that any legal suit, action or proceeding against or involving the Company or the Depositary, arising out of or based upon this Deposit Agreement, the GDSs or the transactions contemplated herein, therein or hereby or the transactions contemplated hereby, may only be instituted in a state or federal court in the Borough of Manhattan, New York, New York, and by holding a GDS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

(d)         By Beneficial Owners of Interests in GDSs. Beneficial owners of interests in GDRs and/or GDSs shall not have the ability to bring any legal suits, actions or other proceedings against the Company or the Depositary, or otherwise to enforce or exercise any rights or purported rights held by Holders under this Deposit Agreement or the GDRs, unless such beneficial owner is also the Holder of those GDSs in respect of which such rights are sought to be exercised.

19.         Agent for Service.

(a)         Appointment. The Company has appointed CT Corporation System, 28 Liberty Street, New York, NY, 10005, as its authorized agent (the “Authorized Agent”) upon which process may be served in any such action arising out of or based on this Deposit Agreement or the transactions contemplated hereby which may be instituted in any state or federal court in the Borough of Manhattan, New York, New York by the Depositary or any Holder, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable.

(b)         Agent for Service of Process. The Company represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. The Company further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding against the Company, by service by mail of a copy thereof upon the Authorized Agent (whether or not the appointment of such Authorized Agent shall for any reason prove to be ineffective or such Authorized Agent shall fail to accept or acknowledge such service), with a copy mailed to the Company by registered or certified air mail, postage prepaid, to its address provided in Section 16(b) hereof. The Company agrees that the failure of the Authorized Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. If, for any reason, the Authorized Agent named above or its successor shall no longer serve as agent of the Company to receive service of process, notice or papers, the Company shall promptly appoint a successor acceptable to the Depositary to serve as Authorized Agent hereunder that is a legal entity with offices in New York, New York, and will promptly advise the Depositary thereof.

(c)          Waiver of Personal Service of Process. In the event the Company fails to continue such designation and appointment in full force and effect as aforesaid, the Company hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

20.         Waiver of Immunities.

To the extent that the Company or any of its properties, assets or revenues may have or may hereafter be entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or other matters under or arising out of or in connection with the Shares or Deposited Securities, the GDSs , the GDRs or this Deposit Agreement, the Company, to the fullest extent permitted by law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

21.         Waiver of Jury Trial.

EACH PARTY TO THIS DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE GDSs OR THE GDRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY), INCLUDING, WITHOUT LIMITATION, ANY SUIT, ACTION OR PROCEEDING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS. No provision of this Deposit Agreement or any GDR is intended to constitute a waiver or limitation of any rights which Holders may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

22.         Registration of Shares; Argentine Share Registrar; Share Register.

(a)         The Company agrees to:

(i)          take any and all action as may be reasonably necessary to assure the accuracy and completeness of all information set forth in the Share register maintained by Caja in respect of the Shares or Deposited Securities;

(ii)         use commercially reasonable efforts to cause Caja to provide, to the Depositary, the Custodian or their respective agents unrestricted access to the Share register during ordinary business hours in Argentina, in such manner and upon such terms and conditions as the Depositary may, in its sole discretion, deem appropriate, to permit the Depositary, the Custodian or their respective agents to confirm the number of Deposited Securities registered in the name of the Depositary, the Custodian or their respective nominees, as applicable, pursuant to the terms of the Deposit Agreement and, in connection therewith, to use commercially reasonable efforts to cause Caja to provide the Depositary, the Custodian or their respective agents, upon request, with a duplicative extract from the Share register duly certified by Caja (or some other evidence of verification which the Depositary, in its sole discretion, deems sufficient) with respect to the Shares held by or on behalf of the Depositary;

(iii)        use commercially reasonable efforts to cause Caja, as soon as reasonably practicable after receipt from the Custodian or any of its agents of such documentation as may be required by applicable law and the customary regulations of Caja) to effect the re-registration of ownership of Deposited Securities in the Share register in connection with any deposit or withdrawal of Shares or Deposited Securities under the Deposit Agreement, unless the Company has reasonable legal grounds, based on the advice of knowledgeable and reputable outside counsel, to object to any such re-registration;

(iv)       permit, and use commercially reasonable efforts to cause Caja to permit, the Depositary or the Custodian to register any Shares or other Deposited Securities held under the Deposit Agreement in the name of the Depositary, the Custodian or their respective nominees (which may, but need not be, a non-resident of Argentina), unless the Company has reasonable legal grounds, based on the advice of knowledgeable and reputable counsel, to object to any such re-registration; and

(v)        use commercially reasonable efforts to cause Caja to promptly notify the Depositary in writing at any time that Caja (A) eliminates the name of a shareholder of the Company from the Share register or otherwise alters a shareholder’s interest in the Company’s shares and such shareholder alleges to the Company, Caja or publicly that such elimination or alteration is unlawful; (B) no longer will be able materially to comply with, or has engaged in conduct that indicates it will not materially comply with, the provisions of the Deposit Agreement and GDRs relating to it (including, without limitation, this Section 22); (C) refuses to re-register shares of the Company in the name of a particular purchaser and such purchaser (or its respective seller) alleges that such refusal is unlawful; or (D) holds Shares of the Company for its own account.

The Depositary agrees to reasonably cooperate with the Company, to the extent necessary and practicable, in order to assist the Company in complying with the Company’s obligations under (i)-(v) above.

(b)         The Company and the Depositary each agree that, for purposes of the rights and obligations under the Deposit Agreement and the GDRs of the parties hereto and thereto, the records of the Custodian shall be controlling for all purposes with respect to the number of Shares or other Deposited Securities which should be registered in the name of the Depositary, the Custodian or their respective nominees, as applicable, pursuant to the terms of the Deposit Agreement. In the event of any material discrepancy between the records of Caja and the records of the Custodian and/or the Depositary, to the extent an officer of the Depositary has actual knowledge of such discrepancy, the Depositary will promptly notify the Company. In the event of any discrepancy between the records of Caja and the records of the Custodian, the Company has agreed that (whether or not it has received any notification from the Depositary) it will use commercially reasonable efforts to cause Caja to reconcile its records to the records of the Depositary or the Custodian and to make such corrections or revisions in the Share register as may be necessary in connection therewith. To the extent it is not possible to promptly reconcile the records within a reasonable time, the Company acknowledges that the Depositary, in its own discretion, may notify the Holders of the existence of such discrepancy and may close the GDR Register until such time as, in the reasonable opinion of the Depositary, such records have been appropriately reconciled.

(c)          Notwithstanding anything to the contrary contained in this Deposit Agreement, the form of GDR or any outstanding GDR, neither the Depositary, the Custodian nor any of their respective agents have any obligation to inspect the Share register and nothing herein this Deposit Agreement or in any GDR shall create the inference that any such obligation on the part of the Depositary or the Custodian exists.

23.         Amendment and Restatement of Prior Deposit Agreement. The Deposit Agreement amends and restates the Prior Deposit Agreement in its entirety to consist exclusively of the Deposit Agreement, and each Prior Receipt is hereby deemed amended and restated to substantially conform to the form of GDR set forth in Exhibit A annexed hereto, except that, to the extent any portion of such amendment and restatement would prejudice any substantial existing right of Holders of Prior Receipts, such portion shall not become effective as to such Holders with respect to such Prior Receipts until 30 days after such Holders shall have received notice thereof, such notice to be conclusively deemed given upon the mailing to such Holders of notice of such amendment and restatement which notice contains a provision whereby such Holders can receive a copy of the form of GDR.

IN WITNESS WHEREOF, CABLEVISION HOLDING S.A. and JPMORGAN CHASE BANK, N.A. have duly executed this Deposit Agreement as of the day and year first above set forth and all Holders of GDRs shall become parties hereto upon acceptance by them of GDRs issued in accordance with the terms hereof, or upon acquisition of any beneficial interest therein.

CABLEVISION HOLDING S.A.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

[Signature Page to Amended and Restated Deposit Agreement

EXHIBIT A

ANNEXED TO AND INCORPORATED IN

DEPOSIT AGREEMENT

[FORM OF FACE OF GDR]

No. of GDSs :

Number

CUSIP:

GLOBAL DEPOSITARY RECEIPT

evidencing

GLOBAL DEPOSITARY SHARES

Conferring Contractual Rights including, without limitation, the Right to cancel said
American Depositary Shares and to receive

CLASS B SHARES OF COMMON STOCK

of

CABLEVISIÓN HOLDING S.A.

(Incorporated under the laws of the Republic of Argentina)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America, as depositary hereunder (the “Depositary”), hereby certifies that is the registered owner (a “Holder”) of_________ Global Depositary Shares (“GDSs”), each of which (subject to paragraph (13)) confers upon the Holder the contractual rights and obligations set forth in the Deposit Agreement and this GDR, including, without limitation, the right to cancel said GDR and to receive, for each ADS properly surrendered for cancellation one (1) class B share of common stock (including the rights to receive Shares described in paragraph (1), “Shares” and, together with any other securities, cash or property from time to time held by or for the Depositary in respect or in lieu of deposited Shares, the “Deposited Securities”), of Cablevisión Holding S.A., a sociedad anónima organized under the laws of the Republic of Argentina and its successors (the “Company”), deposited under the Amended and Restated Deposit Agreement, dated as of ______ __, 2022 (as amended from time to time, the “Deposit Agreement”), among the Company, the Depositary and all Holders from time to time of Global Depositary Receipts issued thereunder (“GDRs”), each of whom by accepting a GDR becomes a party thereto. Neither the beneficial owners of interests in GDRs and/or GDSs nor any other persons shall have any rights of any kind under the Deposit Agreement or this GDR, except to the limited extent such person is a Holder. Any and all rights under the Deposit Agreement and this GDR shall rest solely with the Company, the Depositary, those persons covered by Section 15 (Indemnification) of the Deposit Agreement (whose rights shall not be limited to those set forth in said Section 15) and Holders (whose rights shall be limited to the contractual rights expressly set forth in the Deposit Agreement and this GDR). The Deposit Agreement and this GDR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the application of the conflict of law principles thereof. All capitalized terms used herein, and not defined herein, shall have the meanings ascribed to such terms in the Deposit Agreement.

(1) Issuance of GDSs.

(a)       Issuance. This GDR is one of the GDRs issued under the Deposit Agreement. Subject to the Deposit Agreement and the other provisions hereof, the Depositary may so issue GDRs for delivery at the Transfer Office (as hereinafter defined) only against deposit of: (i) Shares in a form satisfactory to the Custodian; or (ii) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions.

(b)       Lending. In its capacity as Depositary, the Depositary shall not lend Shares or GDSs.

(c)       Representations and Warranties of Depositors. Every person depositing Shares under the Deposit Agreement represents and warrants that: (i) such Shares and the certificates therefor are duly authorized, validly issued and outstanding, fully paid, nonassessable and legally obtained by such person, (ii) all pre-emptive and comparable rights, if any, with respect to such Shares have been validly waived or exercised, (iii) the person making such deposit is duly authorized so to do, (iv) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim and (v) such Shares (A) are not “restricted securities” as such term is defined in Rule 144 under the Securities Act of 1933 (“Restricted Securities”) unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not apply and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. To the extent the person depositing Shares is an “affiliate” of the Company as such term is defined in Rule 144, the person also represents and warrants that upon the sale of the GDSs, all of the provisions of Rule 144 which enable the Shares to be freely sold (in the form of GDSs) will be fully complied with and, as a result thereof, all of the GDSs issued in respect of such Shares will not be on the sale thereof, Restricted Securities. Such representations and warranties shall survive the deposit and withdrawal of Shares and the issuance and cancellation of GDSs in respect thereof and the transfer of such GDSs. If any of the representations or warranties are incorrect in any way, the Company and the Depositary may, at the cost of the breaching Holder or the Holder acting on behalf of a third party, and each of them, take any and all actions necessary to correct the consequences of such misrepresentation.

(d)       The Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company’s compliance with the requirements of the laws, rules and regulations of the United States, including, but not limited to, the Securities Act of 1933 and the rules and regulations promulgated thereunder.

(2) Withdrawal of Deposited Securities. Subject to the Deposit Agreement and paragraphs (4), (5) and (7) and to the provisions of or governing Deposited Securities (including the Company’s constituent documents or applicable law), upon surrender of (i) a certificated GDR in a form satisfactory to the Depositary at the Transfer Office or (ii) proper instructions and documentation in the case of a Direct Registration GDR, the Holder hereof is entitled to delivery at, or to the extent in dematerialized form from, the Custodian’s office of the Deposited Securities to which such Holder may be entitled on account of such cancellation. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Notwithstanding any other provision of the Deposit Agreement or this GDR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

(3) Transfers, Split-Ups and Combinations of GDRs. The Depositary or its agent will keep, at a designated transfer office (the “Transfer Office”), (a) a register (the “GDR Register”) for the registration, registration of transfer, combination and split-up of GDRs, and, in the case of Direct Registration GDRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of GDRs. The term GDR Register includes the Direct Registration System. Title to this GDR, when properly endorsed (in the case of GDRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this GDR is registered on the GDR Register as the absolute owner hereof for all purposes. None of the Depositary, the Company or any of their respective directors, officers, employees, agents or affiliates will have any obligation or be subject to any liability under the Deposit Agreement or any GDR to any person having a beneficial ownership interest in any GDRs or any other person, unless, and only to the limited extent, such person is the Holder. Subject to paragraphs (4) and (5), this GDR is transferable on the GDR Register and may be split into other GDRs or combined with other GDRs into one GDR, evidencing the aggregate number of GDSs surrendered for split-up or combination, by the Holder hereof or by Holder’s duly authorized attorney upon surrender of this GDR at the Transfer Office properly endorsed (in the case of GDRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the GDR Register (and/or any portion thereof) at any time or from time to time when deemed expedient by it. Additionally, at the reasonable request of the Company, the Depositary may close the issuance book portion of the GDR Register in order to enable the Company to comply with applicable law. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated GDR with a Direct Registration GDR, or vice versa, execute and deliver a certificated GDR or a Direct Registration GDR, as the case may be, for any authorized number of GDSs requested, evidencing the same aggregate number of GDSs as those evidenced by the certificated GDR or Direct Registration GDR, as the case may be, substituted.

(4) Certain Limitations. Prior to the issue, registration, registration of transfer, split-up or combination of any GDR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2) (Withdrawal of Deposited Securities), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register, including, without limitation, Caja and (iii) any applicable charges as provided in paragraph (7) (Charges of Depositary) of this GDR; (b) the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this GDR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement or as the Depositary reasonably believes are required in order to enable compliance with applicable laws, rules and regulations, including, without limitation, those of the Central Bank, BYMA and the CNV. The issuance of GDRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of GDRs or, subject to the last sentence of paragraph (2) (Withdrawal of Deposited Securities), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the GDR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary.

(5) Liability for Taxes, Duties and Other Charges. If any tax or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the Custodian or the Depositary with respect to this GDR, any Deposited Securities represented by the GDSs evidenced hereby or any distribution on such GDSs or Deposited Securities, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary and by holding or having held this GDR or any GDSs evidenced hereby, the Holder and all prior Holders hereof and thereof, jointly and severally, agree to indemnify, defend and save harmless each of the Depositary, the Company and their respective agents in respect of such tax or other governmental charge. Each Holder of this GDR, and each prior Holder hereof and thereof (collectively, the “Tax Indemnitors”), by holding or having held a GDR or an interest in GDSs, acknowledges and agrees that the Depositary, the Company, and their respective agents have the right to seek payment of amounts owing with respect to this GDR under this paragraph (5) from any one or more Tax Indemnitor(s) as determined by the Depositary in its sole discretion, without any obligation to seek payment from any other Tax Indemnitor(s). The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2) (Withdrawal of Deposited Securities), any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means, and to the extent practicable, to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of GDSs evidenced hereby to reflect any such sales of Shares. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. To the extent not prohibited by law, rule or regulation, the Depositary will forward to the Company such information from its transfer records maintained by it in its capacity as Depositary under the Deposit Agreement as the Company may reasonably request to enable the Company or its agents to file any necessary reports with governmental authorities or agencies, including, for the avoidance of doubt, any such reports required to be filed in order to enable Holders to benefit from reduced withholding tax rates under applicable tax treaties. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto. Each Holder agrees to indemnify the Depositary, the Company, the Custodian and any of their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained. The obligations of Holders under this paragraph (5) shall survive any transfer of GDSs, any surrender of GDSs and withdrawal of Deposited Securities and any termination of the Deposit Agreement.

(6) Disclosure of Interests. Notwithstanding any other provision of the Deposit Agreement, to the extent that Argentine law, including the provisions of or governing any Deposited Securities or the rules or regulations of the BYMA or any successor stock exchange in Buenos Aires, Argentina, the CNV or other governmental authorities or the Bylaws of the Company, requires disclosure of or imposes limits on beneficial or other ownership of Deposited Securities, other Shares and other securities, or provides for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders and all persons holding GDRs agree to comply with all such disclosure requirements, including, without limitation, requirements of Argentine law, including the rules and requirements of the CNV, the BYMA and the Central Bank, and ownership limitations and to comply with any reasonable instructions and requests from the Company in respect thereof, including, without limitation, requests for information as to the identity of any holder of an interest in this GDR and the nature of such interest, whether or not such Holder continues to hold such interest at the time of the request.

(7) Charges of Depositary.

(a) Rights of the Depositary. The Depositary may charge, and collect from, (i) each person to whom GDSs are issued, including, without limitation, issuances against deposits of Shares, issuances in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10) (Distributions on Deposited Securities)), issuances in respect of Eligible Securities, issuances pursuant to a stock dividend or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the GDSs or the Deposited Securities, and (ii) each person surrendering GDSs for withdrawal of Deposited Securities or whose GDSs are cancelled or reduced for any other reason, U.S.$5.00 for each 100 GDSs (or portion thereof) issued, delivered, reduced, cancelled or surrendered (as the case may be). The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights, Other Distributions and Eligible Securities prior to such deposit to pay such charge.

(b) Additional fees, charges and expenses by the Depositary. The following additional fees, charges and expenses shall also be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering GDSs and/or to whom GDSs are issued (including, without limitation, issuances pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the GDSs or the Deposited Securities or a distribution of GDSs pursuant to paragraph (10) (Distributions on Deposited Securities)), whichever is applicable:

(i) a fee of U.S.$0.05 or less per GDS held for any Cash distribution made, or for any elective cash/stock dividend offered, pursuant to the Deposit Agreement,

(ii) a fee for the distribution or sale of securities pursuant to paragraph (10) hereof, such fee being in an amount equal to the fee for the execution and delivery of GDSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this paragraph (7) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto, including, without limitation, in the case of a distribution made in the form of Eligible Securities, upon which a distribution of the net proceeds from the sale of such Eligible Securities is made pursuant to the Deposit Agreement,

(iii) an aggregate fee of U.S.$0.05 or less per GDS per calendar year (or portion thereof) for services performed by the Depositary in administering the GDRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and

(iv) an amount for the reimbursement of such charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the Custodian and charges and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities, the holding of foreign currency, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the Depositary’s or its Custodian’s compliance with applicable law, rule or regulation (which charges and expenses may be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge or expense from one or more cash dividends or other cash distributions).

(c) Other Obligations, Fees, Charges and Expenses. The Company will pay all other fees, charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) a transaction fee per cancellation request (including through SWIFT, telex, electronic and facsimile transmission) as disclosed on the “Disclosures” page (or successor page) of www.adr.com (as updated by the Depositary from time to time, “ADR.com”) and any applicable delivery expenses (which are payable by Holders), and (iii) transfer or registration expenses for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities. Such charges may at any time and from time to time be changed by agreement between the Company and the Depositary. For further details see ADR.com.

(d) Foreign Exchange Related Matters. To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (“FX Transactions”). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (i) a published benchmark rate, or (ii) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The Depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosures” page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the Depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the Company, the Depositary, Holders. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent the Company provides U.S. dollars to the Depositary or to the extent the Depositary is able to sell a non-cash dividend or distribution (including a dividend or distribution in the form of Eligible Securities) for U.S. dollars, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the Depositary will distribute the U.S. dollars received from the Company or from such sale, as the case may be.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the Depositary on ADR.com. The Company and Holders each acknowledge and agree that the terms applicable to FX Transactions disclosed from time to time on www.ADR.com will apply to any FX Transaction executed pursuant to the Deposit Agreement.

(e)       Disclosure of Potential Depositary Payments, etc. The Depositary anticipates reimbursing the Company for certain expenses incurred by the Company that are related to the establishment and maintenance of the GDR program upon such terms and conditions as the Company and the Depositary may agree from time to time.  The Depositary may make available to the Company a set amount or a portion of the Depositary fees charged in respect of the GDR program or otherwise upon such terms and conditions as the Company and the Depositary may agree from time to time. The Depositary may also agree to reduce or waive certain fees described in this paragraph (7) that would normally be charged on ADSs issued to or at the direction of, or otherwise held by, the Company and/ or certain shareholders of the Company.

(f)       The right of the Depositary to charge and receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

(8) Available Information. The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office. The Depositary will distribute copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company publishes information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Securities Exchange Act of 1934 on its Internet Web site (www.cablevisionholding.com) or through an electronic information delivery system generally available to the public in its primary trading market. The Company represents that as of the date of the Deposit Agreement, the statements in the previous sentence of this paragraph (8) with respect to the exemption from registration under Rule 12g3-2(b) under the Securities Exchange Act of 1934 are true and correct. The Company agrees to promptly notify the Depositary and all Holders in the event of any change in the truth of any such statements. The Depositary does not assume any duty to determine if the Company is complying with the current requirements of Rule 12g3-2(b) under the Securities Exchange Act of 1934 or to take any action if the Company is not complying with those requirements.

(9) Execution. This GDR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A., as Depositary

By
Authorized Officer

The Depositary’s office is located at 383 Madison Avenue, Floor 11, New York, New York 10179.

[FORM OF REVERSE OF GDR]

(10) Distributions on Deposited Securities. Subject to the provisions of the Deposit Agreement and paragraphs (4), (Certain Limitations to Registration, Transfer etc.), (5) (Liability for Taxes, Duties and other Charges) and (7) (Charges of Depositary) hereof, to the extent practicable, the Depositary will distribute to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder’s address shown on the GDR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by GDSs evidenced by such Holder’s GDRs:

(a) Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) (“Cash”), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.

(b) Shares. (i) Additional GDRs evidencing whole GDSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a “Share Distribution”) and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional GDSs if additional GDRs were issued therefor, as in the case of Cash.

(c) Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional GDRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities (“Rights”), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).

(d) Other Distributions. (i) Securities, property or Eligible Securities available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights (“Other Distributions”), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash.

(e) Alternative Payments by the Company. Holders and beneficial owners of interests in ADRs and/or ADSs are advised that, to the extent the Company reasonably believes that the Depositary would not be able to immediately freely convert a cash dividend or cash distribution into U.S. dollars and, at the time of such conversion, freely transfer such U.S. dollars to the United States, in lieu of paying and/or providing the Depositary (or its agent) with such cash dividend and/or cash distribution, the Company may, in its sole discretion, pay such cash dividend and/or distribution to the Depositary in the form of Eligible Securities. To the extent the Company elects to pay such cash dividend and/or cash distribution to the Depositary in the form of Eligible Securities, (i) the Company will only purchase and/or deliver Eligible Securities that can be transferred without restriction outside of Argentina, have been registered for resale under the Securities Act of 1933 or are exempt from, or not subject to, the registration requirements of such Act, and are otherwise eligible for resale for U.S. dollars in the United States of America, (ii) the Company will apply the full amount of such cash dividend and/or the cash distribution to purchase the Eligible Securities to be delivered to the Depositary, (iii) the Company will deliver such Eligible Securities to such account in DTC or in Euroclear S.A./N.V. and/or Clearstream Banking, société anonyme as the Depositary shall instruct and (iv) the Depositary shall use commercially reasonable efforts to sell such Eligible Securities and distribute the net proceeds to the Holders.

(f) The Depositary reserves the right to utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities hereunder. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary contemplated above and/or under paragraph (7) (Charges of Depositary). Any U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the “Disclosure” section of ADR.com, the location and contents of which the Depositary shall be solely responsible for.

(11) Record Dates. The Depositary may, after consultation with the Company if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be responsible for the fee assessed by the Depositary for administration of the GDR program and for any expenses provided for in paragraph (7) hereof as well as for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of or be affected by other matters and only such Holders shall be so entitled or obligated.

(12) Voting of Deposited Securities. As soon as practicable after receipt from the Company of notice of any meeting at which holders of Shares are entitled to vote or of solicitation of consents or proxies of holders of Shares or other Deposited Securities, but only if requested to do so in writing by the Company, the Depositary shall fix the record date in accordance with paragraph (11) above in respect of such meeting or solicitation of consent or proxy and distribute to Holders a notice (the “Voting Notice”) stating (a) such information as is contained in such notice and any solicitation materials (or a summary thereof), (b) that each Holder on the record date set by the Depositary therefor will, subject to any applicable provisions of Argentine law, rule or regulation and the Company’s constituent documents, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the GDSs evidenced by such Holder’s GDRs and (c) the manner in which such instructions may be given or deemed given in accordance with the next paragraph, including instructions to give a discretionary proxy to a person designated by the Company. Upon actual receipt by the GDR department of the Depositary of instructions of a Holder on such record date in the manner and on or before the time established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted the Deposited Securities represented by the GDSs evidenced by such Holder’s GDRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

To the extent the Depositary has been provided with at least 30 days’ notice of the proposed meeting, if such instructions are not so timely received by the Depositary from any Holder, such Holder shall be deemed, and the Depositary is instructed to deem such Holder, to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote the Deposited Securities represented by the GDSs evidenced by such Holder’s GDR as to which such instructions are so given, provided that no such instruction shall be deemed given and no discretionary proxy shall be given (a) if the Company informs the Depositary in writing (and the Company agrees to provide the Depositary with such information promptly in writing) that (i) it does not wish such proxy to be given, (ii) substantial opposition exists with respect to any agenda item for which the proxy would be given or (iii) the agenda item in question, if approved, would materially and adversely affect the rights of holders of Shares and (b) unless, with respect to such meeting, the Depositary has been provided with an opinion of counsel to the Company, in form and substance satisfactory to the Depositary, to the effect that (i) the granting of such discretionary proxy does not subject the Depositary to any reporting obligations in the Republic of Argentina, (ii) the granting of such proxy will not result in a violation of Argentine law, rule, regulation or permit, (iii) the voting arrangement and deemed instruction as contemplated herein will be given effect under Argentine law, rules and regulations and (iv) the granting of such discretionary proxy will not under any circumstances result in the Shares represented by the GDSs being treated as assets of the Depositary under Argentine law, rule or regulations.

The Depositary may from time to time access information available to it to consider whether any of the circumstances described in subclauses (a)(ii) or (a)(iii) of the prior paragraph exist, or request additional information from the Company in respect thereto. By taking any such action, the Depositary shall not in any way be deemed or inferred to have been required, or have had any duty or responsibility (contractual or otherwise), to monitor or inquire whether any of the circumstances described in subclauses (a)(ii) or (a)(iii) of the prior paragraph existed. In addition to the limitations provided for in paragraph (14) hereof, Holders are advised and agree that (a) the Depositary will rely fully and exclusively on the Company to inform the Depositary of any of the circumstances set forth in clause (a) of the prior paragraph, and (b) neither the Depositary, the Custodian nor any of their respective agents shall be obliged to inquire or investigate whether any of the circumstances described in subclauses (a)(ii) or (a)(iii) of the prior paragraph exist and/or whether the Company complied with its obligation to timely inform the Depositary of such circumstances. Neither the Depositary, the Custodian nor any of their respective agents shall incur any liability to any person, including, without limitation, Holders (i) as a result of the Company’s failure to determine that any of the circumstances described in subclauses (a)(ii) or (a)(iii) of the prior paragraph exist or its failure to timely notify the Depositary of any such circumstances or (ii) if any agenda item which is approved at a meeting has, or is claimed to have, a material and adverse effect on the rights of holders of Shares. Because there is no guarantee that Holders or those for whom they are acting will receive the Voting Notices described above with sufficient time to enable voting instructions to be returned to the Depositary in a timely manner, Holders may be deemed to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote, as described in the prior paragraph, and neither the Depositary, the Custodian nor any of their respective agents shall incur any liability to any person, including, without limitation, Holders in such circumstances.

Notwithstanding anything contained in the Deposit Agreement or any GDR, the Depositary may, to the extent not prohibited by applicable law, rule or regulation or the Company’s constituent documents, or by the requirements of the stock exchange on which the GDSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of Deposited Securities, distribute to the Holders a notice that provides Holders with, or otherwise publicizes to Holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). Holders are strongly encouraged to forward their voting instructions as soon as possible. Voting instructions will not be deemed received until such time as the GDR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by JPMorgan Chase Bank, N.A., as Depositary, prior to such time.

(13) Changes Affecting Deposited Securities. Subject to paragraphs (4) and (5), the Depositary may, in its discretion, and shall if reasonably requested by the Company, amend this GDR or distribute additional or amended GDRs (with or without calling this GDR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and, irrespective of whether such Deposited Securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this GDR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each GDS evidenced by this GDR shall automatically represent its pro rata interest in the Deposited Securities as then constituted. Promptly upon the occurrence of any of the aforementioned changes affecting Deposited Securities, the Company shall notify the Depositary in writing of such occurrence and as soon as practicable after receipt of such notice from the Company, may instruct the Depositary to give notice thereof, at the Company’s expense, to Holders in accordance with the provisions hereof. Upon receipt of such instruction, the Depositary shall give notice to the Holders in accordance with the terms thereof, as soon as reasonably practicable.

(14) Exoneration.

(a)       The Depositary, the Company, and each of their respective directors, officers, employees, agents and affiliates and each of them shall: (i) incur no liability to Holders or any persons on whose behalf any Holders are holding GDSs or GDRs or for whom they are otherwise acting (A) if any present or future law, rule, regulation, fiat, order or decree of the United States, the United Kingdom, the Republic of Argentina or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company’s bylaws, any act of God, war, terrorism, nationalization, epidemic, pandemic, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond its direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or this GDR provides shall be done or performed by it or them (including, without limitation, voting pursuant to paragraph (12) hereof), or (B) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided shall or may be done or performed or any exercise or failure to exercise any discretion given it in the Deposit Agreement or this GDR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable); (ii) not incur or assume any liability to Holders or persons on whose behalf any Holders are holding GDSs or GDRs or for whom they are otherwise acting except to perform its obligations to the extent they are specifically set forth in this GDR and the Deposit Agreement without gross negligence or willful misconduct and the Depositary shall not be a fiduciary or have any fiduciary duty to Holders or persons on whose behalf any Holders are holding GDSs or GDRs or for whom they are otherwise acting; (iii) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, GDSs or this GDR; (iv) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the GDSs or this GDR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; and (v) not be liable to Holders or persons on whose behalf any Holders are holding GDSs or GDRs or for whom they are otherwise acting for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, any other person believed by it to be competent to give such advice or information, or in the case of the Depositary only, the Company. The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system.

(b)       The Depositary. The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The Depositary shall not have any liability for the price received in connection with any sale of securities (including without limitation, Eligible Securities), the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. Notwithstanding anything to the contrary contained in the Deposit Agreement (including the GDRs), subject to the further limitations set forth in subparagraph (q) of this paragraph (14), the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that any Holder has incurred liability directly as a result of the Custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located.

(c)       The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties.

(d)       The Depositary shall be under no obligation to inform any persons, including, without limitation, Holders about the requirements of the laws, rules or regulations or any changes therein or thereto of any country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

(e)       The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any voting instructions are given or deemed to be given in accordance with paragraph 12 hereof, including instructions to give a discretionary proxy to a person designated by the Company, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the Depositary is instructed or deemed to have been instructed to grant a discretionary proxy pursuant to paragraph (12) hereof, or for the effect of any such vote.

(f)       The Depositary may rely upon instructions from the Company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution.

(g)       The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in GDSs.

(h)       Notwithstanding anything to the contrary set forth in the Deposit Agreement or a GDR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any GDR or GDRs or otherwise related hereto or thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

(i)         None of the Depositary, the Custodian or the Company shall be liable for the failure by any person, including without limitation, Holders to obtain the benefits of credits or refunds of non-U.S. tax paid against such person’s income tax liability.

(j)         The Depositary is under no obligation to provide any person, including, without limitation, the Holders, or any of them, with any information about the tax status of the Company. The Depositary and the Company shall not incur any liability for any tax or tax consequences that may be incurred by Holders or any other person on account of their ownership or disposition of the GDRs or GDSs.

(k)        The Depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company.

(l)         Notwithstanding anything herein or in the Deposit Agreement to the contrary, the Depositary and the Custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection herewith and the Deposit Agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders. Although the Depositary and the Custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

(m)       The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary.

(n)        In the event that any dividend or distribution is paid to the Depositary in the form of Eligible Securities, the Depositary shall not incur any liability as a result of or relating to (i) the value, validity or worth of the Eligible Securities received by the Depositary, (ii) the Depositary’s inability for any reason to transfer such Eligible Securities outside of Argentina or to re-sell all or any portion of such securities for U.S. dollars or otherwise, (ii) the Depositary’s inability to distribute the proceeds from any sale of Eligible Securities to the Holders or (iv) the Company’s breach of any of its representations, warranties, obligations, covenants or agreements under the Deposit Agreement in respect of its delivery of Eligible Securities to the Depositary.

(o)        By holding a GDS or an interest therein, Holders irrevocably agree that any legal suit, action or proceeding against or involving the Company or the Depositary, arising out of or based upon the Deposit Agreement, the GDSs or the transactions contemplated herein, therein or hereby, may only be instituted in a state or federal court in in the Borough of Manhattan, New York, New York, and by holding a GDS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

(p)        The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company and its agents under certain circumstances.

(q)        Neither the Company, Depositary nor any of their respective agents shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person (including, without limitation, Holders and persons on whose behalf any Holders are holding GDSs or GDRs or for whom they are otherwise acting), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

(r)         No provision of the Deposit Agreement or this GDR is intended to constitute a waiver or limitation of any rights any person may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

(15) Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  The Depositary may at any time be removed by the Company by no less than 60 days’ prior written notice of such removal, to become effective upon the later of (i) the 60th day after delivery of the notice to the Depositary and (ii) the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may appoint substitute or additional Custodians and the term “Custodian” refers to each Custodian or all Custodians as the context requires.

(16) Amendment. Subject to the last sentence of paragraph (2), the GDRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges on a per GDS basis (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, a transaction fee per cancellation request (including through SWIFT, telex, electronic or facsimile transmission), applicable delivery expenses or other such fees, charges or expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder of a GDR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such GDR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any GDR to surrender such GDR and for cancellation in order to receive the number of Shares that are on deposit with the Depositary and/or the Custodian in connection with the GDSs surrendered for cancellation and a pro rata share in any other Deposited Securities, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements that (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the GDSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the GDSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of any person, including, without limitation Holders. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of GDR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the GDR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance. Notice of any amendment to the Deposit Agreement or form of GDRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders to retrieve or receive the text of such amendment (i.e., upon retrieval from the Commission’s, the Depositary’s or the Company’s website or upon request from the Depositary).

(17) Termination. The Depositary may, with notice to the Company, and shall at the written direction of the Company, terminate the Deposit Agreement and this GDR by mailing notice of such termination to the Holders at least 30 days (or, in the case of a termination arising as a result of the circumstances contemplated in the penultimate sentence of Section 3 of the Deposit Agreement, such lesser period as to ensure that the Depositary is not subject to criminal or material civil liabilities) prior to the date fixed in such notice for such termination; provided, however, if the Depositary shall have (i) resigned as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder within 60 days of the date of such resignation, or (ii) been removed as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder on the 60th day after the Company’s notice of removal was first provided to the Depositary. Notwithstanding anything to the contrary herein, the Depositary may terminate the Deposit Agreement, but subject to giving 30 days’ notice to the Holders, under the following circumstances: (i) in the event of the Company’s bankruptcy or insolvency, (ii) if the Shares cease to be listed on an internationally recognized stock exchange, (iii) if the Company effects (or will effect) a redemption of all or substantially all of the Deposited Securities, or a cash or share distribution representing a return of all or substantially all of the value of the Deposited Securities, or (iv) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of Deposited Securities. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this GDR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the date so fixed for termination, the Depositary shall use its reasonable efforts to sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of GDRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this GDR, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

(18) Appointment; Acknowledgements and Agreements. Each Holder, upon acceptance of any GDSs (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and the applicable GDR(s), and (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable GDR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable GDR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof, and (c) acknowledge and agree that (i) nothing in the Deposit Agreement or any GDR shall give rise to a partnership or joint venture among the parties thereto nor establish a fiduciary or similar relationship among such parties, (ii) the Depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about the Company, Holders, other persons, and any of each of their respective affiliates, (iii) the Depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with the Company, Holders, other persons and/or the affiliates of any of them, (iv) the Depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to the Company or the Holders may have interests, (v) nothing contained in the Deposit Agreement or any GDR(s) shall (A) preclude the Depositary or any of its divisions, branches or affiliates from engaging in such transactions or establishing or maintaining such relationships, or (B) obligate the Depositary or any of its divisions, branches or affiliates to disclose such transactions or relationships or to account for any profit made or payment received in such transactions or relationships, and (vi) the Depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the Depositary. For all purposes under the Deposit Agreement and this GDR, the Holder hereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the GDSs evidenced by this GDR.

(19) Waiver. EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR THE AVOIDANCE OF DOUBT, EACH HOLDER) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE GDSs OR THE GDRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY), INCLUDING, WITHOUT LIMITATION, ANY SUIT, ACTION OR PROCEEDING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS. No provision of the Deposit Agreement or any GDR is intended to constitute a waiver or limitation of any rights which Holders may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

(20) Registration of Shares; Argentine Share Registrar; Share Register. (a) In the Deposit Agreement the Company has agreed to: (i) take any and all action as may be reasonably necessary to assure the accuracy and completeness of all information set forth in the Share register maintained by Caja in respect of the Shares; (ii) use commercially reasonable efforts to cause Caja to provide, to the Depositary, the Custodian or their respective agents unrestricted access to the Share register during ordinary business hours in Argentina, in such manner and upon such terms and conditions as the Depositary may, in its sole discretion, deem appropriate, to permit the Depositary, the Custodian or their respective agents to confirm the number of Deposited Securities registered in the name of the Depositary, the Custodian or their respective nominees, as applicable, pursuant to the terms of the Deposit Agreement and, in connection therewith, to use commercially reasonable efforts to cause Caja to provide the Depositary, the Custodian or their respective agents, upon request, with a duplicative extract from the Share register duly certified by Caja (or some other evidence of verification which the Depositary, in its sole discretion, deems sufficient) with respect to the Shares held by or on behalf of the Depositary; (iii) use commercially reasonable efforts to cause Caja, as soon as reasonably practicable after receipt from the Custodian or any of its agents of such documentation as may be required by applicable law and the customary regulations of Caja) to effect the re-registration of ownership of Deposited Securities in the Share register in connection with any deposit or withdrawal of Shares or Deposited Securities under the Deposit Agreement, unless the Company has reasonable legal grounds, based on the advice of knowledgeable and reputable outside counsel, to object to any such registration; (iv) permit, and use commercially reasonable efforts to cause Caja to permit, the Depositary or the Custodian to register any Shares or other Deposited Securities held under the Deposit Agreement in the name of the Depositary, the Custodian or their respective nominees (which may, but need not be, a non-resident of Argentina), unless the Company has reasonable legal grounds, based on the advice of knowledgeable and reputable counsel, to object to any such registration; and (v) use commercially reasonable efforts to cause Caja to promptly notify the Depositary in writing at any time that Caja (A) eliminates the name of a shareholder of the Company from the Share register or otherwise alters a shareholder’s interest in the Company’s shares and such shareholder alleges to the Company, Caja or publicly that such elimination or alteration is unlawful; (B) no longer will be able materially to comply with, or has engaged in conduct that indicates it will not materially comply with, the provisions of the Deposit Agreement and GDRs relating to it (including, without limitation, Section 22 of the Deposit Agreement); (C) refuses to re-register shares of the Company in the name of a particular purchaser and such purchaser (or its respective seller) alleges that such refusal is unlawful; or (D) holds Shares of the Company for its own account. In the Deposit Agreement, the Depositary has agreed to reasonably cooperate with the Company, to the extent necessary and practicable, in order to assist the Company in complying with the Company’s obligations under (i)-(v) above.

(b)       The Company and the Depositary have each agreed in the Deposit Agreement that, for purposes of the rights and obligations under the Deposit Agreement and the GDRs of the parties hereto and thereto, the records of the Custodian shall be controlling for all purposes with respect to the number of Shares or other Deposited Securities which should be registered in the name of the Depositary, the Custodian or their respective nominees, as applicable, pursuant to the terms of the Deposit Agreement. In the event of any material discrepancy between the records of Caja and the records of the Custodian and/ or the Depositary, to the extent an officer of the Depositary has actual knowledge of such discrepancy, the Depositary will promptly notify the Company. In the event of any discrepancy between the records of Caja and the records of the Custodian, the Company has agreed that (whether or not it has received any notification from the Depositary) it will use commercially reasonable efforts to cause Caja to reconcile its records to the records of the Depositary or the Custodian and to make such corrections or revisions in the Share register as may be necessary in connection therewith. To the extent it is not possible to promptly reconcile the records within a reasonable time, the Company acknowledges that the Depositary, in its own discretion, may notify the Holders of the existence of such discrepancy and may close the GDR Register until such time as, in the reasonable opinion of the Depositary, such records have been appropriately reconciled.

(c)        Notwithstanding anything to the contrary contained in the Deposit Agreement or this form of GDR, or any outstanding GDR, neither the Depositary, the Custodian nor any of their respective agents have any obligation to inspect the Share register and nothing herein this Deposit Agreement or in any GDR shall create the inference that any such obligation on the part of the Depositary or the Custodian exists.

(21) Elective Distributions in Cash or Shares. Whenever the Company intends to distribute a dividend payable at the election of the holders of Shares in cash or in additional Shares, the Company shall give notice thereof to the Depositary at least 30 days prior to the proposed distribution stating whether or not it wishes such elective distribution to be made available to Holders. Upon receipt of notice indicating that the Company wishes such elective distribution to be made available to Holders, the Depositary shall consult with the Company to determine, and the Company shall assist the Depositary in its determination, whether it is lawful and reasonably practicable to make such elective distribution available to the Holders. The Depositary shall make such elective distribution available to Holders only if (i) the Company shall have timely requested that the elective distribution is available to Holders, (ii) the Depositary shall have determined that such distribution is reasonably practicable and (iii) the Depositary shall have received satisfactory documentation within the terms of Section 14 of the Deposit Agreement including, without limitation, any legal opinions of counsel in any applicable jurisdiction that the Depositary in its reasonable discretion may request, at the expense of the Company. If the above conditions are not satisfied, the Depositary shall, to the extent permitted by law, distribute to the Holders, on the basis of the same determination as is made in the local market in respect of the Shares for which no election is made, either (x) cash or (y) additional GDSs representing such additional Shares. If the above conditions are satisfied, the Depositary shall establish a record date and establish procedures to enable Holders to elect the receipt of the proposed dividend in cash or in additional GDSs. The Company shall assist the Depositary in establishing such procedures to the extent necessary. Nothing herein shall obligate the Depositary to make available to Holders a method to receive the elective dividend in Shares (rather than GDSs). There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Shares.

(22) Redemption. Upon receipt of notice from the Company that it intends to exercise its right of redemption in respect of any of the Deposited Securities, and a satisfactory opinion of counsel, the Depositary shall mail to each Holder a notice setting forth the Company’s intention to exercise the redemption rights and any other particulars set forth in the Company’s notice to the Depositary. Upon receipt of confirmation that the redemption has taken place and that funds representing the redemption price have been received, the Depositary shall convert, transfer, distribute the proceeds (net of applicable fees and charges of, and expenses incurred by, the Depositary, and taxes, in each case, to the extent permitted by the provisions of the Deposit Agreement) retire GDSs and cancel GDRs upon delivery of such GDSs by Holders thereof upon the terms of the Deposit Agreement. If less than all outstanding Deposited Securities are redeemed, the GDSs to be retired will be selected by lot or on a pro rata basis, as may be determined by the Depositary.

(23) Jurisdiction. By holding a GDS or an interest therein, Holders irrevocably agree that any legal suit, action or proceeding against or involving the Company or the Depositary, arising out of or based upon the Deposit Agreement, the GDSs or the transactions contemplated herein, therein or hereby, may only be instituted in a state or federal court in the Borough of Manhattan, New York, New York, and by holding a GDS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.